Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of New Skies Satellites Holdings Ltd. on Form S-1 of our report dated January 26, 2005, except for Note 14 as to which the date is March 7, 2005, on the consolidated financial statements of New Skies Investments S.a.r.l. and subsidiaries and its predecessor as of December 31, 2003 and 2004, for the years ended December 31, 2002 and 2003, for the period January 1, 2004 to November 1, 2004 and for the period November 2, 2004 to December 31, 2004, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated January 26, 2005 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Prospectus.

/s/ Deloitte Accountants B.V.

Amsterdam, The Netherlands

March 7, 2005